EXHIBIT 99.2

             30DC, INC., ANNOUNCES THE RELEASE OF MAGCAST VERSION 6
                  POWERFUL NEW FEATURES DRIVE DIGITAL COMMERCE

New York, NY, July 8, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced the release of version 6 of the MAGCAST Digital Publishing Platform (MagCast), the first version of MagCast enabling "in the moment" purchasing of digital downloadable products and available on both iOS and Android. MagCast publishers using version 6 are now able to sell downloadable products to app users immersed in a reading experience with one click using Apple and Google's massive reservoir of customers with payment details on file (dynamic in-app purchasing).

MagCast is a complete business system that enables users to make money selling content on mobile devices. The platform facilitates the creation and delivery of content in digital magazine format and contains unique marketing features to optimize downloads and subscriptions. Since the platform launched in mid-June 2012, over 1,200 digital magazines have successfully published using MagCast, accounting for approximately 10% of Newsstand apps globally. There are more than 10 million customers for these apps, seven million of them during the past twelve months.

Here are some of the important new features in MagCast 6:

     o    Dynamic in-app purchasing

     o    Expansion to the Android platform

     o    Native Facebook, Twitter and Google Plus sharing

     o    Email sharing

     o Deep links that permit publishers to send push notifications to specific pages

     o Survey funnel that allows creation of surveys; answers are displayed in the survey marketing tools section

     o    Bonus code time periods

     o    Facebook app event tracking that facilitates building custom audiences

The in-app purchasing feature of MagCast 6 takes full advantage of iOS 8, which for the first time equips marketers to track sources, conversions and in-app purchases. Instead of sending MagCast publication readers to a web site to buy related downloadable products while reading an article, a pop-up would permit

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them to buy  products  "in the moment"  within the app.  Studies have shown that lengthy checkout processes are a significant cause of shopping cart abandonment. According to Apple, 93% of App Store revenues are in-app purchases.

Expansion to the Android platform gives MagCast 6 publishers the ability to reach a vast new audience of mobile users. There are one billion activated users on Android devices and 800 million users on iOS devices.

MagCast 6 allows digital publishers and marketers to benefit from the last few years' rapid evolution in the way people find and consume information. Daily time spent on mobile devices has now outpaced TV. According to EMARKETER, this year U.S. advertisers are expected to increase spending on tablets and smartphones by 83% versus 2013, because consumers are moving to mobile as their primary screen of use.

Ed Dale 30DC's CEO commented, "The `Mag' part of the name `MagCast' stands for `magazines'. We are taking the best part of magazines, the subscriber business model where people pay for a monthly delivery. `Cast' acknowledges the increasing proliferation of podcasts that has arisen thanks to the mobile explosion. With MagCast you can push new written, video and audio content to Apple Newsstand and the Google Play Store in an instant."

Dale elaborated further, "The new ability to measure and manage app purchases in iOS 8 is a key turning point in Internet marketing. You need to have an app strategy as your customers are clearly going mobile, or you will be usurped by a competitor who creates an incredible app experience. MagCast gives you the ability to quickly create and distribute an app to bring your business to mobile devices."

ABOUT 30DC, INC. 30DC provides web-based tools for the monetization of digital content. For addition information on 30DC, please download a corporate fact sheet: http://30dcinc.com/investors/news.

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30DC INVESTOR RELATIONS MAGAZINE

30DC Investor Relations Magazine is a free publication available in the Google Play Store and on Apple Newsstand by subscription only. The latest issue can be downloaded now via the following links:

Google:
https://play.google.com/store/apps/details?id=com.bdidfeidjj.ibbbdidfeidjj

Apple Newsstand: https://itunes.apple.com/us/app/30dcir-mag/id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For  additional information:
Greg Laborde.
30DC, Inc.
Phone:  212-962-4400  Ext 82
E-mail:  greg.laborde@30dcinc.com or visit http://www.30dcinc.com

Source: 30DC, Inc